Exhibit 5.1

August 5, 2024

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Nuvation Bio Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of (i) 115,660,186 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), (ii) up to 2,893,731 warrants (the “Warrants”) to purchase Common Stock, and (iii) up to 2,893,731 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares and the Warrants were issued pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated March 24, 2024, by and among the Company, AnHeart Therapeutics, Ltd., Artemis Merger Sub I, Ltd. and Artemis Merger Sub II, Ltd. The Warrants were issued pursuant to an Amended and Restated Warrant Agreement, dated April 9, 2024, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrants and the Warrant Agreement, (d) the Merger Agreement and (e) such other records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is below the par value per share of Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Warrants constituting binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

Cooley LLP 3175 Hanover St. Palo Alto, CA 94304-1130

t: (650) 843-5059 f: (650) 849-7400 cooley.com

Nuvation Bio Inc.

August 5, 2024

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties; (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (c) restricts non-written modifications and waivers; (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (e) relates to exclusivity, election or accumulation of rights or remedies; (f) authorizes or validates conclusive or discretionary determinations; or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (a) the Shares are validly issued, fully paid and nonassessable, (b) the Warrants are binding obligations of the Company and (c) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover St. Palo Alto, CA 94304-1130

t: (650) 843-5059 f: (650) 849-7400 cooley.com